UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)  September 29, 2006

TORA TECHNOLOGIES INC.
(Exact name of registrant as specified in its chapter)

Nevada	000-51225	43-2041643
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
205 - 1990 East Kent Avenue, Vancouver, British Columbia		V5P 4X5
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 604-306-2525

n/a
(Former name or former address, if changed since last report)

INFORMATION TO BE INCLUDED IN REPORT

Item 8. Other Events.

In February 2006, Tora was negotiating with Manhattan Assets Corp. for the acquisition of all of the outstanding shares of Makeup Incorporated, a private Nevada company engaged in the e-commerce of makeup products. However, negotiations between the parties broke off some time in July 2006 as reported in Tora’s Form 10-QSB for the quarter ended June 30, 2006, which was filed with the SEC on August 14, 2006.

Subsequently, Tora has reopened negotiations with Manhattan Assets Corp. for the same share acquisition. Terms and conditions of any agreement reached will be reported once negotiations have concluded. To date, no agreement has been signed by the parties and there is no assurance that Tora will be able to reach an agreement to acquire Makeup Incorporated from Manhattan Assets Corp.

The share acquisition will subject to the following conditions:

1.	Tora will conduct and complete due diligence to its satisfaction on Makeup Incorporated and its assets, including the required financial statements of Makeup Incorporated.
2.	Manhattan Assets Corp. will conduct and complete due diligence to its satisfaction on Tora.
3.	The board of directors of Tora will need to approve the terms and conditions of the share acquisition.
4.	The board of directors of Manhattan Assets Corp. will need to approve the terms and conditions of the share acquisition.
5.	Manhattan Assets Corp. and Makeup Incorporated will transfer the beneficial ownership and register the domain name in the name of Makeup Incorporated.
6.	The parties will agree on a purchase price for the shares of Makeup Incorporated, which will include the assumption of debt owed by Manhattan Assets Corp. to Makeup Incorporated.
7.	Tora will prepare and file all required documents and information with the applicable regulatory authorities to give effect to the share acquisition.

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The parties are currently conducting due diligence on the other party. At this time, no closing date has been set as the parties continue to negotiate the terms and conditions of the share acquisition.

This report may contain, in addition, to historical information, forward-looking statements. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein, including, but not limited to, risks and uncertainties related to Tora’s due diligence investigations and with the negotiation of a definitive agreement with Manhattan Assets Corp. Readers are cautioned not to place undue reliance on the forward-looking statements made in this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Tora Technologies Inc. has caused this report to be signed on its behalf by the undersigned duly authorized person.

TORA TECHNOLOGIES INC.

/s/ Ralph Biggar
Dated: September 29, 2006                      By:  Ralph Biggar - CEO & President

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